Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Daryl Messinger

(415) 829-4101	(415) 946-1062

MEDIVATION RECEIVES FDA PERMISSION TO INITIATE PHASE 3 TRIAL OF MDV3100

IN CASTRATION-RESISTANT PROSTATE CANCER

San Francisco, Calif. (March 18, 2009) Medivation, Inc. (Nasdaq: MDVN) today announced that it has received written permission from the U.S. Food and Drug Administration (FDA) to begin a pivotal Phase 3 trial of MDV3100, its novel androgen receptor antagonist, in patients with metastatic castration-resistant prostate cancer (CRPC) who have failed docetaxel-based chemotherapy. The placebo-controlled, double-blind, multinational trial will enroll approximately 1,200 patients who will be randomized (2:1) to receive either MDV3100 or placebo. The primary endpoint of the trial will be overall survival.

“This is a significant milestone in the development of this important novel investigational drug,” said David T. Hung, M.D., president and chief executive officer of Medivation. “We look forward to starting the trial and rapidly executing a comprehensive Phase 3 development program for MDV3100. Given the encouraging results seen to date in our ongoing Phase 1-2 trial and the limited life expectancy of men with CRPC who have failed chemotherapy, we will work to begin the Phase 3 clinical development of MDV3100 as quickly as possible this year.”

The FDA informed the Company that it could test a dose of MDV3100 up to 240mg/day. There are no driving or other restrictions placed on the activities of participants in the trial. Final trial specifics will be announced when the first patient is enrolled.

MDV3100 Ongoing Phase 1-2 Trial

MDV3100 is being evaluated in an ongoing open-label, U.S., Phase 1-2 study of a total of 140 men with CRPC. Patients in this trial were heavily pretreated, with all having failed standard hormonal therapies and many having also failed docetaxel-based chemotherapy. MDV3100 has consistently demonstrated encouraging anti-tumor activity across dose levels and endpoints for both chemo-naïve and post-chemo patients. MDV3100 has been generally well tolerated at doses of up to and including 240 mg/day. The most frequently reported adverse event was fatigue. Patients are continuing on study until they experience an intolerable adverse event or until their disease progresses. Additional data from this trial are expected to be presented at upcoming medical conferences.

About Prostate Cancer and MDV3100

Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than 1 million men in the United States have prostate cancer. In 2008, an estimated 186,320 new cases were expected to be diagnosed and approximately 28,660 men were expected to die from the disease. Patients with castration-resistant (also known as hormone-refractory) prostate cancer have few treatment options and a poor prognosis.

Overexpression of the androgen receptor is believed to contribute to the progression of castration-resistant prostate cancer. MDV3100 is a novel small-molecule androgen receptor antagonist that inhibits androgen receptor function by blocking nuclear translocation of the androgen receptor and DNA binding.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer Inc to develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. With Pfizer, the Company is conducting a broad Dimebon clinical development program, including a pivotal and confirmatory Phase 3 trial, known as the CONNECTION study, in patients with mild-to-moderate Alzheimer’s disease. The program also includes additional trials planned to begin this year in Alzheimer’s disease, as well as further development of Dimebon in patients with mild-to-moderate Huntington’s disease. In addition, a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer is ongoing. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding the timing and potential results of Phase 3 trials of MDV3100, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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